Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of March 1, 2011, by and among Analysts International Corporation, a Minnesota corporation (the “Company”) and Brittany B. McKinney (“Executive”).

RECITALS:

The Company and Executive hereby agree that Executive shall serve as the President and Chief Executive Officer (“CEO”) of the Company pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1.                                      EMPLOYMENT

The Company hereby agrees to employ Executive, and Executive, in consideration of such employment and other consideration set forth herein, hereby accepts employment, upon the terms and conditions set forth herein.

2.                                      POSITION AND DUTIES

(a)                                  During the Term of this Agreement, Executive shall be employed as the CEO of the Company, reporting to the Board of Directors.  While employed hereunder, Executive shall do all things necessary, legal and incident to the above position, and otherwise shall perform such functions as the Board of Directors (the “Board”) of the Company may establish from time to time.  In that capacity, and without limitation, Executive shall perform such duties and responsibilities on behalf of the Company as are customary of the chief executive officer of a publicly traded company of similar size and operations, to a level consistent with the highest standards of one holding such position in similar businesses or enterprises, and agrees not to render services to anyone other than the Company for compensation as an employee or consultant during the term of this Agreement, without prior written consent of the Board.

(b)                                 In the Company’s 2011 proxy statement the Company’s Board of Directors (the “Board”) will also nominate Executive as a candidate for service as a member of the Board for a term of one year beginning on or about May 24, 2011, if so elected by the shareholders at the annual meeting of shareholders to be held on such date.  Executive will continue to be a member of the Board until the earlier of: (1) any termination of Executive’s employment with the Company; (2) Executive’s resignation from employment with the Company; (3) Executive’s resignation as a member of the Board; (4) the Board’s failure to nominate Executive for re-election and the subsequent completion of Executive’s term; (5) Executive’s removal as a member of the Board pursuant to Minnesota Statute § 302A.223; or (6) failure of the Company’s shareholders to re-elect Executive to the Board.

(c)                                  Effective as of the date on which Executive is no longer a member of the Board, Executive will be deemed to have resigned from any of its committees and from all boards or other governing bodies (and committees) of each Company subsidiary, if and as applicable, without need of any further action by Executive, the Company, or any Company subsidiary.  Notwithstanding the foregoing, Executive agrees to take any action deemed necessary or desirable by the Company or any Company subsidiary to evidence her departure from the Board and such governing bodies and committees.

3.                                      TERM

Unless earlier terminated pursuant to Section 5 hereof, the term of this Agreement (the “Term”) shall commence on March 1, 2011 (the “Effective Date”) and shall continue in effect for one year thereafter (the “Expiration Date”).  On the Expiration Date, and on each annual Expiration Date thereafter (each such date being hereinafter referred to as the “Renewal Date”), the term of employment hereunder shall automatically renew for an additional one (1) year period unless the Company or Executive provide notice in writing to the other at least 90 days prior to the applicable Renewal Date that the Company or Executive as applicable does not wish to renew this Agreement beyond the expiration of the then-current term.  Unless waived in writing by the Company, the requirements of Section 5(e) (Return of Property), 6 (Confidentiality) and 9 (Restrictions Against Competition, Etc.) shall survive the expiration or termination of this Agreement for any reason.

4.                                      COMPENSATION AND BENEFITS

(a)                                  Base Salary.  During the Employment Period, the Company shall pay Executive an annualized base salary of $325,000.00 (“Base Salary”).  The Base Salary shall be payable in cash, subject to applicable withholdings, in accordance with the then-current payment policies of the Company for its executives.

(b)                                 Incentive Compensation Bonus.  In addition to Executive’s Base Salary, Executive will be eligible to earn additional cash incentive compensation in the target amount of 50% of Base Salary in each year of employment during the original term or any renewal term (“Incentive Compensation”).  The potential Incentive Compensation will be determined annually by the compensation committee of the Board and shall be contingent upon the Company and Executive meeting company and individual performance objectives (“Performance Objectives”) determined by the compensation committee.  The compensation committee will consider Executive’s input in setting the annual Performance Objectives.  The Executive’s Incentive Compensation Bonus shall be payable in cash, subject to applicable withholdings, within 30 days of the Company’s receipt of its audited financial statements for the relevant fiscal year.  The Company will pay Executive’s Incentive Compensation Bonus on April 1 of each calendar year.

(c)                                  Stock Options and Restricted Stock Awards.  Simultaneously with executing this Agreement, AIC is also granting Executive 50,000 stock options and 50,000 restricted stock awards as set forth in the Incentive Stock Option Agreement and the Restricted Stock Unit Agreement attached hereto as Exhibits A and B, respectively.

(d)                                 Fringe Benefits.  In addition to the Base Salary and payments under any incentive compensation arrangement that are payable hereunder, Executive shall be eligible during the Term for all employee benefits offered to the Company’s senior executives.  The Company will also provide Executive the following:

(i)                                     Medical Insurance Costs, Etc.  The Company will pay the full cost for family health insurance coverage, including co-pays and deductibles, if any, for Executive.  The Company will continue to pay premiums on executive’s existing life insurance policy consistent with its prior practice.

(ii)                                  Paid Time Off.  Executive shall be entitled to paid time off at her discretion and as business conditions warrant.  If necessary due to business conditions of the Company, Executive agrees to obtain concurrence from the Chairman of the Board prior to taking paid time off of more than five (5) consecutive business days.

(iii)                               Paid Parking.  The Company will provide Executive with a paid indoor parking spot, if available from the building, at the Company’s headquarters office.

(iv)                              Business Expenses.  Executive will be entitled to reimbursement of all reasonable, business-related travel and other expenses incurred by Executive in the ordinary course of business on behalf of the Company, so long as such expenses are incurred, documented and authorized pursuant to the Company’s expense reimbursement policies.  Reimbursements will be made in accordance with Company policies, but in no event later than December 31 of the calendar year after the year in which the expense was incurred.  Reimbursements in one year will not affect the expenses available for reimbursement in any subsequent year.  The right to reimbursement is not subject to liquidation or exchange for any other benefit.

(e)                                  Insurance Policies.  The Company will keep all Directors and Officers insurance policies current and will identify Executive, if appropriate, on all such policies

5.                                      TERMINATION.

(a)                                  Death.  This Agreement and Executive’s employment thereunder shall be terminated on the death of Executive, effective as of the date of Executive’s death.

(b)                                 Continued Disability.  This Agreement and Executive’s employment thereunder may be terminated, at the option of the Company, upon a Continued Disability of Executive, effective as of the date of the determination of Continued Disability as that term is hereinafter defined.  For the purposes of this Agreement, “Continued Disability” shall be defined as the inability or incapacity (either mental or physical) of Executive to continue to perform Executive’s duties hereunder for a continuous period of one hundred twenty (120) working days, or if, during any calendar year of the Term hereof because of disability, Executive shall have been unable to perform Executive’s duties hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. The determination as to whether Executive is unable to perform the essential functions of Executive’s job shall be made by the Board in its reasonable discretion; provided, however, that if Executive is not satisfied with the decision of the Board, Executive will submit to examination by three competent physicians who practice in the metropolitan area in which the Company then resides, one of whom shall be selected by the Company, another of whom shall be selected by Executive, with the third to be selected by the physicians so selected. The decision of a majority of the physicians so selected shall supersede the decision of the Board and shall be final and conclusive.

(c)                                  Termination For Good Cause.  Notwithstanding any other provision of this Agreement, the Company may at any time immediately terminate this Agreement and Executive’s employment thereunder for Good Cause.  For this purpose, “Good Cause” shall include the following: the current use of illegal drugs; indictment for any crime involving moral turpitude, fraud or misrepresentation; commission of any act which would constitute a felony and which would adversely affect the business or reputation of the Company; fraud; misappropriation or embezzlement of Company funds or property; willful misconduct or grossly negligent or reckless conduct which is materially injurious to the reputation, business or business relationships of the Company; material violation or default on any of the provisions of this Agreement; or material failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the Board, which failure continues for at least 10 days after written notice from the Company to the Executive. Any alleged cause for termination shall be delivered in writing to Executive stating the basis for such cause along with any notice of such termination.

(d)                                 Termination Without Good Cause.  The Company may terminate Executive’s employment or elect not to renew this Agreement prior to the Expiration Date at any time, whether or not for Good Cause (as “Good Cause” is defined in Section 5 (c) above).  In the event Executive terminates employment pursuant to Section 5(e) below, or the Company terminates Executive or elects not to renew this Agreement for reasons other than Good Cause, Executive’s Death or Executive’s Disability, the Company will pay Executive a lump sum amount equal to the Executive’s Base Salary of $325,000 or such higher base salary as may be in effect as of the date of such separation from employment, which shall be paid as soon as practicable following Executive’s execution (and non-revocation) of a general release of claims in form and substance acceptable to the Board.  In such case the Company will also (a) pay Executive the Incentive Compensation Bonus for the then-current fiscal year, prorated over the portion of the fiscal year for which Executive was employed, to the extent accrued as of the date of termination without Cause, and (b) reimburse Executive for medical insurance premium payments made under the Consolidated Omnibus Reconciliation Act (“COBRA”), for a period of up to six (6) months following the date of termination, provided that the Company receives sufficient evidence of proof of such payments during the COBRA period.  During such six (6) month period, Executive shall also be entitled to the continuation at Company’s expense of the then-current Company benefits to the extent continuation of such benefits is expressly provided for under the applicable plans.

(e)                                  Constructive Termination Without Cause.  Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated during the Term by Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events shall occur without the written consent of Executive: (i) a material change of the Executive’s functions, duties or responsibilities which change would reduce the ranking or scope of Executive’s position with the Company; (ii) a material reduction in Executive’s Base Salary of $325,000; (iii) the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth substantially the same as or greater than that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder; (iv) the notification by the Company of the Company’s intention not to observe or perform one or more of the material obligations of the Company under this Agreement; (v) the failure by the Company to indemnify, pay or reimburse the Executive at the time and under the circumstances required by Section 12(a) of this Agreement; or (vi) the occurrence of any other material breach of this Agreement by the Company or any of its affiliates.  Any such termination pursuant to this Section 5(e) shall be made by Executive providing written notice to the Company specifying the event relied upon for such termination and given within thirty (30) days after such event.  Any constructive termination pursuant to this Section 5(e) shall be effective thirty (30) days after the date Executive has given the Company such written notice setting forth the grounds for such termination with specificity; provided, however, that Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within thirty (30) days after such notice the action constituting such ground for termination has been cured and is no longer continuing.

(f)                                    Resignation.  If Executive resigns from her employment (or elects not to renew the Agreement upon its expiration), other than a constructive termination pursuant to Section 5(e) above, the Company will have no further obligation or liability to Executive except such obligation or liability that has accrued through the last date of employment and except as otherwise provided in this Agreement.

(g)                                 Return of Property.  Upon any termination of her employment with the Company, Executive agrees to promptly return to the Company: (1) all materials of any kind in Executive’s possession (or under Executive’s control) incorporating Confidential Information or otherwise relating to the Company’s business (including but not limited to all such materials and/or information stored on any computer or other storage device owned or used by Executive); and (2) all Company property in Executive’s possession, including (but not limited to) computers, cellular telephones, pagers, credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include trade secrets, and all copies, summaries or notes of any of the foregoing.

(h)                                 Advice to Prospective Employers.  If Executive seeks or is offered employment by any other company, firm or person, she will notify the prospective employer of the existence and terms of the confidentiality and non-competition provisions set forth in Sections 6 and 9 hereof.

6.                                      CONFIDENTIALITY

(a)                                  Confidential Nature of Relationship.  Executive acknowledges that her employment by the Company creates a relationship of confidence and trust with respect to Confidential Information (as hereinafter defined).  During the course of her employment with the Company, the Company agrees to provide Executive with access to Confidential Information.  Executive expressly undertakes to retain in strict confidence all Confidential Information transmitted or disclosed to Executive by the Company or the Company’s clients, and will never make any use of such information except as (and then, only to the extent) required to perform Executive’s employment duties for the Company.  Executive will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information.  If Executive becomes aware of any unauthorized use or disclosure of Confidential Information by any person or entity, Executive will promptly and fully advise the Company of all facts known to Executive concerning such unauthorized use or disclosure.

(b)                                 Definition.  “Confidential Information” means all confidential or proprietary information and data, in their broadest context, originated by, on behalf of the Company or its clients and within the knowledge or possession of the Company (including any subsidiary, division or legal affiliate thereof).  Without in any way limiting the foregoing, Confidential Information includes, but is not limited to: information that has been designated as proprietary and/or confidential; information constituting trade secrets; information of a confidential nature that, by the nature of the circumstances surrounding the disclosure, should in good faith be treated as proprietary and/or confidential; and Company Inventions.  Confidential Information also includes information of a confidential nature relating to the Company’s clients, prospective clients, strategic business relationships, products, services, suppliers, personnel, pricing, recruiting strategies, job candidate information, employee information, sales strategies, technology, methods, processes, research, development, systems, techniques, finances, accounting, purchasing and business plans.  Without limiting the foregoing, Confidential Information includes the identity of the Company’s customers, subcontractors and employees, mental or written customer lists, customer prospect lists, customer requirements, transactions, work orders, pricing policies and plans.

(c)                                  Exclusions.  Confidential Information does not include information which: (1) is generic; (2) is or becomes part of the public domain through no act or omission of Executive; (3) was in Executive’s possession prior to the disclosure and was not obtained by Executive in breach, either directly or indirectly, of any obligation to the Company or any client of the Company’s; (4) is disclosed to Executive by a third party without restriction on disclosure; or (5) is independently developed by Executive using her own resources, entirely on her own time, and without the use of any Confidential Information.

(d)                                 Protected Health Information.  If during the course of her employment with the Company, Executive receives any “protected health information” regarding any individual other than Executive, as that term is defined in 45 CFR, Part 164, Subpart E (“Privacy of Individually Identifiable Health Information”): (1) Executive agrees to maintain all such information in strict confidence in accordance with the requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA); (2) Executive agrees that she will make no use whatsoever of any such information except as required to perform Executive’s employment duties; and (3) Executive agrees that she will never record, store, file or otherwise maintain, in any computer or other storage device owned by the Company or by Executive, any “protected health information” other than in accordance with Company policy. Executive agrees to alert the Company promptly if she becomes aware of any misuse or unauthorized disclosure of any such information.

(e)                                  Additional Confidentiality Agreements.  Executive agrees to execute such additional non-disclosure and confidentiality agreements as the Company’s clients may from time to time request the Company to have its key employees execute in order for the Company to conduct business with its clients.

(f)                                    Independent Development.  NOTICE: Pursuant to Minnesota Statutes § 181.78, Executive is hereby notified that the foregoing agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the Company (or its Client [as such term is defined in Section 9(c)(ii) of this Agreement]) or (b) to the Company’s (or its Client’s) actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company or its Client.

7.                                      USE OF CONFIDENTIAL OR MATERIAL NON-PUBLIC INFORMATION; CODES OF CONDUCT

(a)                                  Confidential or Material, Non-Public Information.  Executive acknowledges that she is prohibited from using or sharing any Confidential Information for personal gain or advantage (in securities transactions or otherwise), or for the personal gain or advantage of anyone with whom Executive improperly shares such information.  Specifically as to material, non-public information of the Company, Executive agrees to comply during the Term with the Company’s insider trading policy in effect at the commencement of employment and as amended from time to time.

(b)                                 Codes of Conduct.  Executive agrees to carefully review, sign and fully comply with any Code of Conduct (or similar policy) of the Company either having general applicability to its employees or specifically to Executive.

8.                                      INTELLECTUAL PROPERTY RIGHTS

All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically improvements to existing inventions, conceived by the Executive, alone or with others, during the term of the Executive’s employment, whether or not during working hours and whether or not while working on a specific project, that are within the scope of the Company’s business operations or that relate to any work or projects of the Company, are and shall remain the exclusive property of the Company. Inventions, improvements and discoveries relating to the business of the Company conceived or made by the Executive, either alone or with others, while employed with the Company are conclusively and irrefutably presumed to have been made during the period of employment and are the sole and exclusive property of the Company.  The Executive shall promptly disclose in writing any such matters to the Company but to no other person without the consent of the Company.  The Executive hereby assigns and agrees to assign all right, title, and interest in and to such matters to the Company.  The Executive will, upon request of the Company, execute such assignments or other instruments and assist the Company in the obtaining, at the Company’s sole expense, of any patents, trademarks or similar protection, if available, in the name of the Company.

9.                                      RESTRICTIONS AGAINST SOLICITATION, INTERFERENCE, COMPETITION AND DISPARAGEMENT

During her employment by the Company and for a period of twelve (12) months after termination of such employment for any reason, Executive agrees that she will not engage in the following conduct.

(a)                                  Restrictions against Solicitation.  Executive will not, directly or indirectly, initiate any solicitation or recruitment effort for the purpose of attempting to hire any employee of the Company or to induce any employee of the Company to leave her employment with the Company other than through general solicitation or advertisement not directed at Company employees.

(b)                                 Non-Interference.  Executive will not, directly or indirectly, intentionally disrupt, damage, impair, impede or interfere with the contractual relationship between the Company and any of its clients.

(c)                                  Restrictions against Competition.

(i)                                     During the Term of Executive’s employment, whether under this Agreement or at will, and for a period of twelve (12) months after the termination date of Executive’s employment, (whether such termination be with or without Cause), Executive agrees that she will not, directly or indirectly, whether as an employee, agent, consultant, director, officer, investor, partner, shareholder, proprietor, lender or otherwise own, operate or otherwise work for or participate in any Competitive Business; and during such period of time Executive further agrees not to engage in any Competitive Acts with any Client or prospective Client of the Company.

(ii)                                  For purposes of this Section 9, the following terms shall be defined as follows.

“Competitive Acts” means soliciting, selling, marketing, brokering, providing or managing any services of the sort that the Company provides to its Clients (“Services”) for any Client, whether directly as an employee of a Client or indirectly as an employee, subcontractor, partner or owner of a Competitor.

“Client” means: (A) any client of the Company for whom Executive provided Services at any time during the previous two years of Executive’s employment with the Company; or (B) any client or prospective client of the Company to whom Executive solicited, proposed, marketed or sold Services at any time during the previous two years of Executive’s employment with the Company; and (C) any third party having a written partnership, alliance or teaming agreement or similar strategic business relationship with the Company.

“Competitor” means any third party offering technical consulting services within the United States that compete with the Company or are similar in kind or nature to the services provided by the Company while Executive is employed by the Company.

“Competitive Business” means any competitive business, anywhere in the world, which provides, develops, manages or markets any product or service that in any way competes with the Company’s business, products or services as conducted, or planned to be conducted, on the date of Executive’s termination of employment.

(iii)                               The foregoing restrictions against competition shall not, however, prohibit Executive from owning not more than 5% of the outstanding stock of a corporation subject to the reporting requirements of the Securities Exchange Act of 1934.

(d)                                 Non-Disparagement.  Executive agrees not to engage in any form of conduct or make any statements or representations to current or prospective customers of the Company, media outlets, employees or management of a corporation or business in direct competition with the Company, or otherwise publish statements or representations to the public at large (1) which may be actionable, (2) that disparage, characterize in demeaning manner or question the Company’s business practices, products, advice, quality of employees and staff, or (3) that otherwise harm the public reputation or good will of the Company, its employees, or management.

10.                               REASONABLENESS OF RESTRICTIONS; REPRESENTATIONS OF EXECUTIVE; EXTENSION OF RESTRICTIONS; ENFORCEMENT

(a)                                  Reasonableness of Restrictions.  Executive acknowledges that the restrictions set forth in this Agreement are reasonable in terms of both the Company’s need to protect its legitimate business interests and Executive’s ability to pursue alternative employment opportunities in the event her employment with the Company terminates.

(b)                                 Representations of Executive.  Executive represents that her performance of all the terms of this Employment Agreement and her performance as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to her employment with the Company.  Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer of Executive or others.  Executive is not a party to any other agreement that would interfere with her full compliance with this Executive Agreement.  Executive agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

(c)                                  Extension of Restrictions.  The period of all restrictions under this Agreement will automatically be extended by a period equal in length to any period in which Executive materially and intentionally violates her obligations under this Agreement.

(d)                                 Enforcement.  In addition to any other relief or remedies afforded by law or in equity, if Executive breaches Section 9 of this Agreement (or any subpart thereof), Executive agrees that the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.  Executive recognizes and hereby admits that irreparable damage will result to the Company if she violates or threatens to violate any of the provisions of Section 9 of this Agreement.  This Section 10(d) shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Executive for breach of any part of Section 9 of this Agreement.

11.                               DELAY OF PAYMENT; CODE SECTION 409A

Notwithstanding anything in this Agreement to the contrary, the parties intend that this Agreement will satisfy the applicable requirements, if any, of Code Section 409A in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A.  If any of the payments described in this Agreement are subject to the requirements of Code Section 409A and the Company determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment (which will have the same meaning as “separation from service” as defined in Code Section 409A), all or a portion of such payments will not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment, but only to the extent such delay is required for compliance with Code Section 409A and the notices and other guidance of general applicability issued thereunder.

12.                               INDEMNITY; COOPERATION IN LEGAL ACTIONS

(a)                                  Indemnity.  The Company will indemnify Executive against any claims arising from or related to her good faith performance of her duties and obligations hereunder to the fullest extent allowed by Company’s By-Laws and Minnesota law.

(b)                                 Cooperation in Legal Actions.  In connection with any action or proceeding against Executive, whether pending or threatened, for which the Company is obliged to indemnify Executive, the Company will pay or reimburse Executive in advance of the final disposition for reasonable expenses, including reasonable attorneys’ fees, necessarily incurred by Executive.  Executive will cooperate fully with the Company, at no expense to Executive, in the defense of any action, suit, claim, or proceeding commenced or threatened against the Company in conjunction with any action, suit, claim or proceeding commenced or threatened against him.  In addition to the foregoing, Executive further agrees to provide assistance to the Company, at the Company’s expense, as may be reasonably requested by the Company or its attorneys in connection with the litigation of any action, suit, claim, or proceeding involving the Company, whether not pending or to be commenced, which arises out of or is related to any matters in which Executive was involved or for which she was responsible during the term of her employment with the Company.

13.                               MISCELLANEOUS

(a)                                  Headings; Construction; Counterparts.  The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.  This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

(b)                                 No Third Party Beneficiaries; Assignment.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  This Agreement sets forth personal obligations of Executive, which may not be transferred or assigned by Executive.  The Company may assign this Agreement to any successor to substantially all of its assets or business, or affiliates of any such successor, upon delivery to Executive of a guaranty by the Company of fulfillment of the Company’s obligations to the Executive hereunder that is reasonably acceptable to the Executive.

(c)                                  Waiver.  Any delay by either party in asserting a right under this Agreement or any failure by either party to assert a right under this Agreement will not constitute a waiver by the asserting party of any right hereunder, and the asserting party may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.

(d)                                 Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (1) the remaining terms and provisions hereof shall be unimpaired, and (2) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e)                                  Entire Agreement.  Both Executive and the Company agree that this Agreement together with Exhibit A (Executive’s incentive compensation plan) and Exhibit B (Executive’s stock option agreement) constitute the entire agreement between them with respect to the subject matter thereof.  There were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.  Accordingly, this Agreement (together with Exhibits A and B hereto) expressly supersedes any and all prior oral and written agreements, representations and promises between the parties relating to Executive’s employment with the Company, including but not limited to the “Change of Control Agreement” attached as Exhibit B to the February 2, 2009 Employee Agreement between the Company  and Executive.

(f)                                    Amendment.  This Agreement may be amended or modified only with the written consent of both Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(g)                                 Notices.  Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested.  If addressed to Executive, the notice shall be delivered or mailed to Executive at the address most recently communicated in writing by Executive to the Company, or if addressed to the company, the notice shall be delivered or mailed to the Company at its executive offices to the attention of the Board of Directors of the Company with a copy to the attention of the General Counsel.  A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the delivery date shown on the applicable return receipt.

(h)                                 Governing Law; Disputes.  This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, as such laws are applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents.  Except as set forth in Section 12(i) below, the undersigned each irrevocably consent to the jurisdiction of the United States District Court for the District of Minnesota and the courts of the State of Minnesota in any suit, action, or proceeding brought under, based on or related to or in connection with this Agreement, and each of the undersigned agrees that either of the aforesaid courts will be the exclusive original forum for any such action.

(i)                                     Arbitration of Termination of Employment for Cause.  Any dispute arising out of or relating to termination of Executive’s employment for Cause pursuant to Section 5 of this Agreement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business law or business litigation for at least 20 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the employment arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The Company shall pay the fees and expenses of the arbitrator.  Unless otherwise agreed by the parties, the exclusive location of any arbitration proceedings shall be Hennepin County, Minnesota.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement by their signatures below:

Analysts International Corporation	Brittany B. McKinney (“Executive”)

By:	By:

Title:	Date signed: , 2011

Date signed: , 2011

EXHIBIT A
Stock Option Agreement

INCENTIVE STOCK OPTION AGREEMENT

ANALYSTS INTERNATIONAL CORPORATION
2009 EQUITY INCENTIVE PLAN

THIS AGREEMENT, made effective as of this 1st day of March, 2011, by and between Analysts International Corporation, a Minnesota corporation (the “Company”), and Brittany B. McKinney (“Participant”).

W I T N E S S E T H:

WHEREAS, Participant on the date hereof is a key employee or officer of the Company or one of its Affiliates; and

WHEREAS, the Company wishes to grant an incentive stock option to Participant to purchase shares of the Company’s Common Stock pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of an incentive stock option to Participant and has determined that, as of the effective date of this Agreement, the fair market value of the Company’s Common Stock is $          per share;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Grant of Option.  The Company hereby grants to Participant on the date set forth above (the “Date of Grant”), the right and option (the “Option”) to purchase all or portions of an aggregate of Fifty Thousand (50,000) shares of Common Stock, according to the terms and conditions hereinafter set forth and as set forth in the Plan, and subject to adjustment pursuant to Section 14 of the Plan.  The per-share price to be paid by Participant in the event of an exercise of the Option shall be $           (the closing price of the Company’s shares on March 1, 2011).  This Option is intended to be an incentive stock option within the meaning of Section 422, or any successor provision, of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent permitted under Code Section 422(d).

2.                                       Duration and Exercisability.

a.                                       General.  The term during which this Option may be exercised shall terminate on February 28, 2021 except as otherwise provided in Paragraphs 2(b) through 2(d) below.  This Option shall become exercisable according to the following schedule:

Cumulative Percentage
Vesting Date	of Shares

March 1, 2011	12,500
March 1, 2012	12,500
March 1, 2013	12,500
March 1, 2014	12,500

Once the Option becomes exercisable in accordance with the preceding schedule as to any number of the shares specified in Paragraph 1, Participant may continue to exercise this Option with respect to such shares under the terms and conditions of this Agreement until the termination of the Option as provided herein.  If Participant does not purchase upon an exercise of this Option the full number of shares which Participant is then entitled to purchase, Participant may purchase upon any subsequent exercise prior to this Option’s termination such previously unpurchased shares in addition to those Participant is otherwise entitled to purchase.

b.                                      Termination of Employment (other than Disability or Death).  If Participant’s employment with the Company or any Affiliate is terminated for any reason other than disability or death, this Option shall completely terminate on the earlier of (i) the close of business on the three-month anniversary date of such termination of employment, and (ii) the expiration date of this Option stated in Paragraph 2(a) above.  In such period following the termination of Participant’s employment, this Option shall be exercisable only to the extent the Option was exercisable on the vesting date immediately preceding such termination of employment, but had not previously been exercised.  To the extent this Option was not exercisable upon such termination of employment, or if Participant does not exercise the Option within the time specified in this Paragraph 2(b), all rights of Participant under this Option shall be forfeited.

c.                                       Disability.  If Participant’s employment terminates because of disability (as defined in Code Section 22(e), or any successor provision), this Option shall terminate on the earlier of (i) the close of business on the twelve-month anniversary date of such termination of employment, and (ii) the expiration date of this Option stated in Paragraph 2(a) above. In such period following the termination of Participant’s employment, this Option shall be exercisable only to the extent the Option was exercisable on the vesting date immediately preceding such termination of employment, but had not previously been exercised.  To the extent this Option was not exercisable upon such termination of employment, or if Participant does not exercise the Option within the time specified in this Paragraph 2(c), all rights of Participant under this Option shall be forfeited.

d.                                      Death.  In the event of Participant’s death, this Option shall terminate on the earlier of (i) the close of business on the twelve-month anniversary of the date of Participant’s death, and (ii) the expiration date of this Option stated in Paragraph 2(a) above.  In such period following Participant’s death, this Option may be exercised by the person or persons to whom Participant’s rights under this Option shall have passed by Participant’s will or by the laws of descent and distribution only to the extent the Option was exercisable on the vesting date immediately preceding the date of Participant’s death, but had not previously been exercised. To the extent this Option was not exercisable upon the date of Participant’s death, or if such person or persons fail to exercise this Option within the time specified in this Paragraph 2(d), all rights under this Option shall be forfeited.

3.                                       Manner of Exercise.

a.                                       General.  The Option may be exercised only by Participant (or other proper party in the event of death or incapacity), subject to the conditions of the Plan and subject to such other administrative rules as the Administrator may deem advisable, by delivering within the option period written notice of exercise to the Company at its principal office. The notice shall state the number of shares as to which the Option is being exercised and shall be accompanied by payment in full of the option price for all shares designated in the notice.  The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and upon payment that complies with the terms of the Plan and this Agreement.  The Option may be exercised with respect to any number or all of the shares as to which it can then be exercised and, if partially exercised, may be so exercised as to the unexercised shares any number of times during the option period as provided herein.

b.                                      Form of Payment.  Subject to the approval of the Administrator, payment of the option price by Participant shall be made (i) in cash, or with a personal check or certified check, (ii) by the transfer from Participant to the Company of previously acquired shares of Common Stock, (iii) through the withholding of shares of Common Stock from the number of shares otherwise issuable upon the exercise of the Option (e.g., a net share settlement), (iv) through broker-assisted cashless exercise, or (v) by a combination thereof.  For purposes of this Agreement, “previously acquired shares of Common Stock” shall include shares of Common Stock that are already owned by Participant at the time of exercise.

c.                                       Stock Transfer Records.  As soon as practicable after the effective exercise of all or any part of the Option, Participant shall be recorded on the stock transfer books of the Company as the owner of the shares purchased, and the Company shall deliver to Participant one or more duly issued stock certificates evidencing such ownership.  All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.

4.                                       Miscellaneous.

a.                                       Employment or Other Relationship; Rights as Shareholder.  This Agreement shall not confer on Participant any right with respect to the continuance of employment or any other relationship with the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company to terminate such employment or relationship.  Participant shall have no rights as a shareholder with respect to shares subject to this Option until such shares have been issued to Participant upon exercise of this Option.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 14 of the Plan.

b.                                      Securities Law Compliance.  The exercise of all or any parts of this Option shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.  Participant may be required by the Company, as a condition of the effectiveness of any exercise of this Option, to agree in writing that all Common Stock to be acquired pursuant to such exercise shall be held, until such time that such Common Stock is registered and freely tradable under applicable state and federal securities laws, for Participant’s own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

c.                                       Mergers, Recapitalizations, Stock Splits, Etc.  Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, pursuant and subject to Section 14 of the Plan, certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant’s rights with respect to any unexercised portion of the Option (i.e., Participant shall have such “anti-dilution” rights under the Option with respect to such events, but shall not have “preemptive” rights).

d.                                      Shares Reserved.  The Company shall at all times during the option period reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

e.                                       Withholding Taxes.  To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes are withheld from any amounts payable by the Company to Participant.  If the Company is unable to withhold such federal and state taxes, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.  Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part (i) by delivering shares of Common Stock, or (ii) by electing to have the Company withhold shares of Common Stock otherwise issuable to Participant, in either case having a Fair Market Value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to the minimum amount required to be withheld for tax purposes.  Participant’s request to deliver shares or to have shares withheld for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations or, if later, the date that the amount of tax to be withheld is determined under applicable tax law.  Participant’s request shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3 or any successor provision, as then in effect, of the General Rules and Regulations under the Securities and Exchange Act of 1934, if applicable.

f.                                         Nontransferability.  During the lifetime of Participant, the accrued Option shall be exercisable only by Participant or by the Participant’s guardian or other legal representative, and shall not be assignable or transferable by Participant, in whole or in part, other than by will or by the laws of descent and distribution.

g.                                      2009 Equity Incentive Plan.  The Option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan.  All defined terms of the Plan shall have the same meaning when used in this Agreement.  The Plan governs this Option and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

h.                                      Lockup Period Limitation.  Participant agrees that in the event the Company advises Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, and that the underwriter(s) seek to impose restrictions under which certain shareholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the underlying Common Stock, Participant hereby agrees that for a period not to exceed 180 days from the prospectus, Participant will not sell or contract to sell or grant an option to buy or otherwise dispose of this Option or any of the underlying shares of Common Stock without the prior written consent of the underwriter(s) or its representative(s).

i.                                          Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and it is determined that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, and such determination is affirmed by the Board of Directors, unless the Board of Directors determines otherwise, (i) the exercisability of this Option and the date on which this Option must be exercised shall be accelerated, provided that the Company agrees to give Participant 15 days’ prior written notice of such acceleration, and (ii) any portion of this Option or any other option granted to Participant pursuant to the Plan which is not exercised prior to or contemporaneously with such public offering shall be canceled.  Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Participant at the address of Participant on file with the Company.

j.                                          Accounting Compliance.  Participant agrees that, if a merger, reorganization, liquidation or other “transaction” as defined in Section 14 of the Plan occurs and Participant is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of such transaction, Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.

k.                                       Stock Legend.  The Administrator may require that the certificates for any shares of Common Stock purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions of Paragraph 4(b) and Paragraphs 4(g) through 4(i) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 4(b) or Paragraphs 4(g) through 4(i).

l.                                          Scope of Agreement.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Participant and any successor or successors of Participant permitted by Paragraph 2 or Paragraph 4(e) above.

m.                                    Arbitration.  Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

4.                                       Change of Control.  Notwithstanding anything in the Plan or this Agreement to the contrary, this Option shall become fully vested and exercisable upon a “Change of Control” as defined in the Plan.

[SIGNATURES ON FOLLOWING PAGE]

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:

Its:

BRITTANY B. MCKINNEY

Participant

EXHIBIT B
Restricted Stock Unit Agreement

RESTRICTED STOCK UNIT AGREEMENT

ANALYSTS INTERNATIONAL CORPORATION
2009 EQUITY INCENTIVE PLAN

THIS AGREEMENT, made effective as of this 1st day of March, 2011, by and between Analysts International Corporation, a Minnesota corporation (the “Company”), and Brittany B. McKinney (“Participant”).

W I T N E S S E T H:

WHEREAS, Participant on the date hereof is a key employee, officer, director of or consultant or advisor to the Company or one of its Affiliates; and

WHEREAS, the Company wishes to grant a restricted stock unit award to Participant for shares of the Company’s Common Stock pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of a restricted stock unit award to Participant;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Grant of Restricted Stock Unit Award; Term.  The Company hereby grants to Participant on the date set forth above a restricted stock unit award (the “Award”) for Fifty Thousand (50,000) restricted stock units on the terms and conditions set forth herein.  Each restricted stock unit shall entitle the Participant to receive one share of the Company’s Common Stock.

2.                                       Vesting of Restricted Stock Units.

a.                                       General.  The restricted stock units subject to this Award shall vest with respect to a percentage of such units according to the following schedule:

Cumulative Percentage
Vesting Date	of Units

March 1, 2011	12,500
March 1, 2012	12,500
March 1, 2013	12,500
March 1, 2014	12,500

Subject to such other terms and conditions set forth in this Agreement, the Participant shall not be entitled to the issuance of shares of Stock for any portion of the restricted stock units subject to this Award until the Administrator determines the number of restricted stock units, if any, which have vested.

b.                                      Termination of Relationship.  If Participant ceases to be an employee of the Company or any Affiliate at any time during the term of this Award, for any reason, this Award shall terminate and all restricted stock units subject to this Award which have not vested shall be forfeited by Participant.

3.                                       Issuance of Shares.  On each vesting date, the Company shall cause to be issued a stock certificate representing that number of shares of Common Stock which is equivalent to the percentage of restricted stock units which have vested, less any shares withheld for payment of taxes as provided in Section 4(d) below, and shall deliver such certificate to Participant.  Until the issuance of such shares, Participant shall not be entitled to vote the shares of Common Stock represented by such restricted stock units, shall not be entitled to receive dividends attributable to such shares of Common Stock, and shall not have any other rights as a shareholder with respect to such shares.

4.                                       General Provisions.

a.                                       Employment or Other Relationship.  This Agreement shall not confer on Participant any right with respect to continuance of employment or any other relationship by the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company to terminate such employment or relationship.  Nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate.

b.                                      Mergers, Recapitalizations, Stock Splits, Etc.  Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, pursuant and subject to Section 14 of the Plan, certain changes in the number or character of the Common Stock of the Company (through merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant’s rights with respect to any restricted stock units subject to this Award which have not yet vested (i.e., Participant shall have such “anti-dilution” rights under the Award with respect to such events, but shall not have “preemptive” rights).

c.                                       Shares Reserved.  The Company shall at all times during the term of this Agreement reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

d.                                      Withholding Taxes.  To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes attributable to this Award are withheld from any amounts payable by the Company to the Participant.  If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the issuance of any certificates for the shares of Stock subject to this Award.  Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part, by delivering shares of the Company’s Common Stock, including shares of Stock received pursuant to this Award which have vested.  Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income attributable to this Award.  In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding.  The Participant’s election to deliver shares or to have shares withheld for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law.  Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

e.                                       2009 Equity Incentive Plan.  The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan.  The Plan governs this Agreement and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

f.                                         Stock Legend.  The Administrator may require that the certificates for any shares of Common Stock purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions of Paragraph 4(f) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 4(f).

g.                                      Scope of Agreement.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Participant and any successor or successors of Participant permitted by this Agreement.  This Award is expressly subject to all terms and conditions contained in the Plan and in this Agreement, and Participant’s failure to execute this Agreement shall not relieve Participant from complying with such terms and conditions.

h.                                      Arbitration.  Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court of Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

i.                                         Right to Amend.  The Company hereby reserves the right to amend this Agreement without Participant’s consent to the extent necessary or desirable to comply with the requirements of Code Section 409A and the regulations, notices and other guidance of general application issued thereunder.

5.                                       Change of Control.  Notwithstanding anything in the Plan or this Agreement to the contrary, this Award shall become fully vested upon a “Change of Control” as defined in the Plan.

[SIGNATURES ON FOLLOWING PAGE]

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:
Its:

BRITTANY B. MCKINNEY

Participant